EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-30756-02, 333-02873, 333-65424, 333-107414 and 333-144893 of Bristol-Myers Squibb Company on Form S-8 of our report dated June 24, 2011, appearing in this Annual Report on Form 11-K relating to the financial statements and supplemental schedule of the Bristol-Myers Squibb Company Savings and Investment Program (the Program) as of and for the year ended December 31, 2010.

Our report contained an explanatory paragraph regarding the retrospective adoption of an accounting standard that required participant loans to be classified as notes receivable from participants and segregated from investments in the Program’s December 31, 2009 statement of net assets available for benefits.

/s/ WithumSmith + Brown, PC
Morristown, New Jersey June 24, 2011

E-1